Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Tuesday Thomas TThomas@century-bank.com
Phone: (781) 393- 4131
CENTURY BANCORP, INC. SLATED TO JOIN RUSSELL 3000 INDEX
MEDFORD, MA, June 25, 2009 — Century Bancorp, Inc. (NASDAQ:CNBKA) announced today it is set to join the broad-market Russell 3000® Index when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indexes on June 26, according to a preliminary list of additions posted June 12 on www.russell.com.
Annual reconstitution of Russell’s U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.
“We’re proud that our 40 years of achievement have been recognized by our inclusion in the Russell indexes,” said Barry R. Sloane, Co-President and Co-CEO of Century Bank. “Since my Dad founded Century in 1969, we have strived to reward our shareholders’ confidence every day.”
The Russell 3000 also serves as the U.S. component to the Russell Global Index, which Russell launched in 2007.
Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $4 trillion in assets currently are benchmarked to them. These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.
Total returns data for the Russell 3000 and other Russell Indexes is available at http://www.russell.com/Indexes/performance/default.asp.
About Russell
Russell Investments provides strategic advice, world-class implementation, state-of-the-art performance benchmarks and a range of institutional-quality investment products. Russell has $136 billion in assets under management as of March 31, 2009, and serves individual, institutional and advisor clients in more than 40 countries. Founded in 1936, Russell is a subsidiary of the Northwestern Mutual Life Insurance Company.
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About Century Bancorp, Inc.
Century Bancorp, Inc. (NASDAQ: CNBKA), through its subsidiary bank, Century Bank and Trust Company, is a state chartered, full-service commercial bank. Century Bank operates twenty-two full-service branches in the Greater Boston area and offers a full range of Business, Personal, Institutional Services and Investment Products. Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.
Corporate Headquarters is located at 400 Mystic Avenue, Medford, MA 02155. Branches are located in Allston, Beverly, Boston, Braintree, Brookline, Burlington, Cambridge, Everett, Lynn, Malden, Medford, Newton, Peabody, Quincy, Salem, Somerville and Winchester. For more information, please visit www.AskCentury.com.
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